EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated September 28, 2012, with respect to the statement of condition including the related portfolio of Insured Municipals Income Trust, Series 655 (included in Van Kampen Unit Trusts, Municipal Series
1112) as of September 28, 2012, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-182680) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
September 28, 2012